                                                          EXHIBIT 1.A(5)(b)91817

[JOHN HANCOCK/(R)/ LOGO APPEARS HERE]

                       Variable Life Insurance Company

                                                              John Hancock Place
                                                     Boston, Massachusetts 02117
                                                               [(800) -521-1234]

      INSURED  [JOHN HANCOCK]    TOTAL SUM INSURED AT ISSUE  [$500,000]

POLICY NUMBER  [ML 7100000]                   DATE OF ISSUE  [SEPTEMBER 1, 1999]

DEATH BENEFIT  [Option A]

        PLAN   Medallion Variable Universal Life II

                      INDIVIDUAL VARIABLE LIFE INSURANCE

The John Hancock Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Servicing Office of the Company of due proof of the Insured's death.

The policy, which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown on page 3.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

THE POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY. READ YOUR POLICY CAREFULLY.

Signed for the Company at Boston, Massachusetts:

PRESIDENT                                                              SECRETARY

Variable Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums, and the Premium Class are shown in Section 1.

TO THE EXTENT ANY BENEFIT, PAYMENT, OR VALUE UNDER THIS POLICY (INCLUDING THE ACCOUNT VALUE) IS BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, SUCH BENEFIT, PAYMENT OR VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND IS NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. HOWEVER, THIS POLICY PROVIDES A GUARANTEED DEATH BENEFIT, PROVIDED THAT PREMIUMS ARE PAID ON A TIMELY BASIS AND OTHER CONDITIONS ARE MET AS DESCRIBED IN SECTIONS 4, 6, AND 7.

Right to Cancel--The Owner may surrender this policy by delivering or mailing it to the Company at its Servicing Office as shown on the back cover (or to the agent or agency office through which it was delivered) within 10 days after receipt by the Owner of the policy. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on this policy will be refunded within 10 days after timely surrender of the policy.


     00MVL                                                          V0100V

                               Policy Provisions
         Section
         -------
     1.  Policy Specifications

     2.  Table Of Rates

     3.  Definitions

     4.  Death Benefit

     5.  Payments

     6.  Guaranteed Death Benefit Feature

     7.  Grace Period

     8.  Account Value

     9.  Charges

    10.  Loans

    11.  Surrenders and Withdrawals

    12.  Basis of Computations

    13.  Separate Account and Fixed Account

    14.  Allocation To Subaccounts

    15.  Investment Policy Change

    16.  Annual Report To Owner

    17.  Reinstatement

    18.  Owner and Beneficiary

    19.  Interest On Proceeds

    20.  Deferral Of Determinations And Payments

    21.  Claims Of Creditors

    22.  Assignment

    23.  Incontestability

    24.  Misstatements

    25.  Suicide Exclusion

    26.  The Contract

    27.  Settlement Provisions

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS
--------------------------------------------------------------------------------

                            INSURED          [JOHN HANCOCK]                                    Plan             Medallion Variable
                                                                                                                Universal Life II

                          ISSUE AGE            [35]                                   Policy Number             [ML 7100000]
                                SEX           [MALE]                                  Date of Issue             [September 1, 1999]
                      PREMIUM CLASS          [SELECT] [NONTOBACCO]
                 OWNER, BENEFICIARY          As designated in the application
                                             subject to Section 18 of the
                                             policy

      DEATH BENEFIT OPTION AT ISSUE        [Option A]

       DEFINITION OF LIFE INSURANCE        [Cash Value Accumulation Test]
                            ELECTED
                                                                                         SUM INSURED
                                                                              Basic Sum Insured at Issue           $[250,000]
                                                                              Additional Sum Insured at Issue      $[250,000]
                                                                              Total Sum Insured at Issue           $[500,000]
                                                                              Minimum Total Sum Insured            [$100,000]
                                                                              Minimum Basic Sum Insured            [$100,000]


                       Other Benefits and Specifications
                       ---------------------------------

                  DISABILITY BENEFIT RIDER

                                    PREMIUMS
                                    --------

                           PLANNED PREMIUM        $[4,530] per year
                            TARGET PREMIUM        $[1,900] per year
                   MINIMUM INITIAL PREMIUM        $[423.13]
       AGE 65 OR 10 YEARS GUARANTEED DEATH        $[297.29] per month
                           BENEFIT PREMIUM
  AGE 100 GUARANTEED DEATH BENEFIT PREMIUM        $[503.33] per month
                          BILLING INTERVAL        [Annual]

Notice: The actual premiums paid will affect the Account Value, the duration of insurance coverage, and the amount of Death Benefit as described in Section 4. EVEN IF THE PLANNED PREMIUMS SHOWN ABOVE ARE PAID AS SCHEDULED, THEY MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY IN FORCE UNTIL THE DEATH OF THE INSURED. Unless the Guaranteed Death Benefit feature is in effect, the policy will continue in force until the death of the Insured only if on each Grace Period Testing Date the policy's Account Value, less any indebtedness, is sufficient to provide for all Policy Charges then due.


3                                                                    M0300V

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------

                           CURRENT POLICY CHARGES/1/
                           -------------------------

Deductions from Premium Payments

     SALES LOAD  For the first ten Policy Years, in accordance with the table below:

                                             PERCENTAGE OF PREMIUM  PERCENTAGE OF  PREMIUM PAID
                       TOTAL SUM INSURED          UP TO TARGET          IN EXCESS OF TARGET
                 ------------------------------------------------------------------------------
                       Less than $250,000              4%                       0%
                 ------------------------------------------------------------------------------
                      $250,000 to $999,999             2%                       0%
                 ------------------------------------------------------------------------------
                          $1,000,000+                  2%                       0%
                 ------------------------------------------------------------------------------

           STATE PREMIUM TAX      2.35% of Payments
             FEDERAL DAC TAX      1.25% of Payments

MONTHLY DEDUCTIONS FROM ACCOUNT VALUE

          MAINTENANCE CHARGE      $6.00 for all Policy Years
                ISSUE CHARGE      $20 for the first Policy Year
    COST OF INSURANCE CHARGE      Determined in accordance with Section 9, and
                                  deducted for all Policy Years

                                  ---------------------------------------------------------------------------------
     ASSET-BASED RISK CHARGE      Policy Years:                Percentage of Separate Account assets:
                                  -------------                --------------------------------------
                                  1-10                         .050%
                                  -----
                                  --------------------------------------------------------------------------------
                                  11-28                        Starting at .035% and decreasing by .001% per
                                                               policy year
                                  --------------------------------------------------------------------------------
                                  29 and later                 .017%
                                  --------------------------------------------------------------------------------

RIDER CHARGES AS SHOWN ON PAGE 3C

CONTINGENT DEFERRED SALES CHARGE

               Policy Years 1-5        100.00% of first year paid premium up to one year's Target Premium
                  Policy Year 6        80.00% of first year paid premium up to one year's Target Premium
                  Policy Year 7        70.00% of first year paid premium up to one year's Target Premium
                  Policy Year 8        60.00% of first year paid premium up to one year's Target Premium
                  Policy Year 9        40.00% of first year paid premium up to one year's Target Premium
                 Policy Year 10        20.00% of first year paid premium up to one year's Target Premium
      Policy Years 11 and after        0 %

/1/ WE RESERVE THE RIGHT TO CHANGE THE AMOUNT OR PERCENTAGE OF ANY OF THESE
    CHARGES, BUT NO CHARGE WILL EXCEED THE AMOUNT OR PERCENTAGE SHOWN IN THE TABLE OF MAXIMUM POLICY CHARGES ON PAGE 3B.

3A                                                                   M3A00V

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------

                            MAXIMUM POLICY CHARGES
                            ----------------------

DEDUCTIONS FROM PREMIUM PAYMENTS

     SALES LOAD  For all Policy Years, in accordance with the table below:

                                             PERCENTAGE OF PREMIUM  PERCENTAGE OF  PREMIUM PAID
                       TOTAL SUM INSURED          UP TO TARGET          IN EXCESS OF TARGET
                 ------------------------------------------------------------------------------
                       Less than $250,000              4%                       0%
                 ------------------------------------------------------------------------------
                      $250,000 to $999,999             4%                       0%
                 ------------------------------------------------------------------------------
                          $1,000,000+                  4%                       0%
                 ------------------------------------------------------------------------------

           STATE PREMIUM TAX      2.35% of Payments
             FEDERAL DAC TAX      1.25% of Payments

MONTHLY DEDUCTIONS FROM ACCOUNT VALUE

          MAINTENANCE CHARGE      $8.00 for all Policy Years
                ISSUE CHARGE      $20 for the first Policy Year
    COST OF INSURANCE CHARGE      Determined in accordance with Section 9, and
                                  deducted for all Policy Years; Maximum Monthly
                                  Rates are shown in Section 2

     ASSET-BASED RISK CHARGE      .075% of Separate Account assets deducted
                                  monthly for all Policy Years.

RIDER CHARGES AS SHOWN ON PAGE 3C

CONTINGENT DEFERRED SALES CHARGE

               Policy Years 1-5       100.00% of first year paid premium up to one year's Target Premium
                  Policy Year 6        80.00% of first year paid premium up to one year's Target Premium
                  Policy Year 7        70.00% of first year paid premium up to one year's Target Premium
                  Policy Year 8        60.00% of first year paid premium up to one year's Target Premium
                  Policy Year 9        40.00% of first year paid premium up to one year's Target Premium
                 Policy Year 10        20.00% of first year paid premium up to one year's Target Premium
      Policy Years 11 and after        0 %


3B                                                                   M03B00V

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------


        INSURED        [JOHN HANCOCK]                  PLAN  Medallion Variable
                                                             Universal Life II

                                              POLICY NUMBER  [ML 7100000]
                                        RIDER DATE OF ISSUE  [September 1, 1999]

                               Rider Information


-------------------------------------------------------------------------------------------------------------------
           TYPE                                  DESCRIPTION                                   AMOUNT
           ----                                  -----------                                   ------
    Disability Benefit         Charges are waived in event of Insured's Total     See Section 2, Disability Waiver
                                                 Disability.                              of Charges Rates
                                 This Benefit is in a Special Premium Class.
-------------------------------------------------------------------------------------------------------------------


3C                                                                   M3C00V

--------------------------------------------------------------------------------
2.  TABLE OF RATES
--------------------------------------------------------------------------------

A.  RATE TABLE

                          Maximum Monthly
                        Rates per $1,000 of
   Age/1/              Net Amount at Risk/2/          Death Benefit Factor
-----------------------------------------------------------------------------
     35                       .1410                         4.2907
     36                       .1480                         4.1482
     37                       .1570                         4.0105
     38                       .1670                         3.8777
     39                       .1790                         3.7496
     40                       .1910                         3.6262
     41                       .2060                         3.5073
     42                       .2210                         3.3929
     43                       .2390                         3.2827
     44                       .2560                         3.1767
     45                       .2770                         3.0745
     46                       .3000                         2.9762
     47                       .3240                         2.8817
     48                       .3500                         2.7907
     49                       .3790                         2.7031
     50                       .4100                         2.6189
     51                       .4470                         2.5378
     52                       .4900                         2.4599
     53                       .5370                         2.3851
     54                       .5930                         2.3134
     55                       .6540                         2.2448
     56                       .7220                         2.1791
     57                       .7940                         2.1162
     58                       .8730                         2.0560
     59                       .9610                         1.9983
     60                       1.059                         1.9431
     61                       1.169                         1.8903
     62                       1.294                         1.8398
     63                       1.437                         1.7916
     64                       1.599                         1.7457
     65                       1.778                         1.7020

1.  As defined in Section 3..

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Mortality Table.

4                                                                    M0400V

--------------------------------------------------------------------------------
2.  TABLE OF RATES
--------------------------------------------------------------------------------

A.  RATE TABLE (CONT'D.)

                         Maximum Monthly
                      Rates per $1,000 of
    Age/1/           Net Amount at Risk/2/           Death Benefit Factor
--------------------------------------------------------------------------
     66                       1.971                         1.6605
     67                       2.181                         1.6211
     68                       2.407                         1.5835
     69                       2.653                         1.5477
     70                       2.933                         1.5136
     71                       3.302                         1.4811
     72                       3.618                         1.4507
     73                       4.042                         1.4216
     74                       4.521                         1.3943
     75                       5.037                         1.3688
     76                       5.590                         1.3449
     77                       6.175                         1.3225
     78                       6.787                         1.3014
     79                       7.440                         1.2815
     80                       8.162                         1.2626
     81                       8.973                         1.2447
     82                       9.898                         1.2277
     83                      10.952                         1.2118
     84                      12.118                         1.1971
     85                      13.375                         1.1835
     86                      14.699                         1.1709
     87                      16.081                         1.1593
     88                      17.497                         1.1484
     89                      18.966                         1.1381
     90                      20.512                         1.1282
     91                      22.165                         1.1183
     92                      23.987                         1.1084
     93                      26.066                         1.0980
     94                      28.784                         1.0869
     95                      32.818                         1.0748
     96                      39.643                         1.0616
     97                      53.066                         1.0476
     98                      85.527                         1.0334
     99                     165.340                         1.0198
    100+                      0.000                         1.0000

1.  As defined in Section 3.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Mortality Table

  4A    M4A00V

--------------------------------------------------------------------------------
2.  TABLE OF RATES, continued
--------------------------------------------------------------------------------

B.  CHARGE FOR REDUCTION IN ADDITIONAL SUM INSURED (AS DEFINED IN SECTION 4)/1/


                                  MALE                      MALE                     FEMALE                    FEMALE
      ISSUE AGE            (SELECT/PREFERRED)            (STANDARD)            (SELECT/PREFERRED)            (STANDARD)
        (0-10)                    0.36                      0.38                      0.36                      0.38
       (11-20)                    0.36                      0.38                      0.36                      0.38
       (21-30)                    0.40                      0.54                      0.36                      0.42
       (31-40)                    0.60                      0.90                      0.54                      0.66
       (41-50)                    1.40                      1.80                      1.00                      1.26
       (51-60)                    3.00                      3.60                      1.80                      2.20
       (61-70)                    5.40                      6.60                      4.20                      4.60
       (71-80)                   10.20                     11.40                      8.40                      9.60
       (81-85)                   14.40                     17.40                     11.40                     13.20



/1/ APPLIES IN POLICY YEARS 1-20


4B                                                                   M4B00V

--------------------------------------------------------------------------------
2.  TABLE OF RATES, continued
--------------------------------------------------------------------------------


C.  DISABILITY WAIVER OF CHARGES RATE TABLE

                               AGE/1/                         RATE
                               ------                         ----
                                 35                           0.15
                                 36                           0.15
                                 37                           0.15
                                 38                           0.15
                                 39                           0.15
                                 40                           0.15
                                 41                           0.15
                                 42                           0.15
                                 43                           0.15
                                 44                           0.15
                                 45                           0.15
                                 46                           0.16
                                 47                           0.17
                                 48                           0.18
                                 49                           0.19
                                 50                           0.20
                                 51                           0.21
                                 52                           0.22
                                 53                           0.23
                                 54                           0.24
                                 55                           0.25
                                 56                           0.24
                                 57                           0.23
                                 58                           0.22
                                 59                           0.21
                                 60                           0.14
                                 61                           0.12
                                 62                           0.10
                                 63                           0.08
                                 64                           0.05

/1/ THESE RATES ARE ATTAINED AGE AND PER $1 OF SECTION 9 CHARGES.


4C                                                                   M4C00V

--------------------------------------------------------------------------------
3. DEFINITIONS
--------------------------------------------------------------------------------

The term "ACCOUNT VALUE" is as defined in Section 8.
The term "AGE" means on any policy anniversary, the age of the person in question at his or her birthday nearest that date.
The term "ANNUAL PROCESSING DATE" means every 12th Processing Date starting with the Processing Date next after the Date of Issue.
The term "EXCESS PREMIUM" means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.
The term "FIXED ACCOUNT" means an account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in the Separate Account.
The term "FUND" means each division, with a specific investment objective, of a Series Fund.
The term "GRACE PERIOD TESTING DATE" means a Processing Date on which we make the determination described in Section 7. We will set a Grace Period Testing Date no less frequently than every 3rd Processing Date, and reserve the right to set a Grace Period Testing Date for each and any Processing Date.
The term "GUARANTEED DEATH BENEFIT PREMIUM" means the amounts shown in
Section 1.
The term "IN FULL FORCE" means that the policy has not lapsed in accordance with
Section 7.
The term "INDEBTEDNESS" means the unpaid balance of a policy loan. As provided in Section 10, the policy loan amount includes accrued interest.
The term "MINIMUM INITIAL PREMIUM" is the amount shown in Section 1.
The term "NET PREMIUM" is as defined in Section 5.
The term "PAYMENT" means, unless otherwise stated, payment at our Servicing Office in Boston, Massachusetts.
The term  "PLANNED PREMIUM" is the amount shown in Section 1.
The term "POLICY YEAR" means (a) or (b) below whichever is applicable:
 (a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;
 (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.
The term "PREMIUM" is as defined in Section 5.
The term "PROCESSING DATE" means the first day of a policy month. A policy month shall begin on the day in each calendar month which corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month which has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.
The term "SEPARATE ACCOUNT", unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.
The term "SERIES FUND" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.
The term "SERVICING OFFICE" means, on the Date of Issue, the Company's Servicing Office at the address shown on the back cover of this policy. We will send you a notice to your last know address if we change our Servicing Office after that.
The term "SUBACCOUNT" means a Variable Account or a Fixed Account.
The term "TARGET PREMIUM" is the amount shown in Section 1.
The term "VALUATION DATE" means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which a Series Fund values its Fund.
The term "VALUATION PERIOD" means the period of time from the beginning of the day of a Valuation Date to the end of that Valuation Date.
The term "VARIABLE ACCOUNT" means each division, with a specific investment objective, of a Separate Account. The assets of each Variable Account are invested solely in shares of the corresponding Portfolio of a Fund.
The terms "WE", "US", and "OUR" refer only to the John Hancock Variable Life Insurance Company.
The term "WRITTEN NOTICE" means, unless otherwise stated, a written notice received at our Servicing Office.
The terms "YOU" and "YOUR" refer only to the Owner of this policy.

5                                                                    M0500V

--------------------------------------------------------------------------------
4. DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit is payable when the Insured dies while the policy is in full force. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. We reserve the right to deduct any unpaid charges under Section 9. In addition, if the Insured dies during a grace period as described in Section 7, we reserve the right to deduct the amount of any unpaid default payment described in that section.

The death benefit of the policy depends on which of the following Options is selected in the application for the policy.

The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 11.

  OPTION A: LEVEL DEATH BENEFIT: The death benefit of the policy is the greater of: (i) the Total Sum Insured; and (ii) the Account Value on the date of death times the applicable Corridor Factor or Death Benefit Factor, shown in
  Section 2.

  OPTION B: VARIABLE DEATH BENEFIT: The death benefit of the policy is the greater of: (i) the Total Sum Insured plus the Account Value on the Date of Death; and (ii) the Account Value on the Date of Death times the applicable Corridor Factor shown in Section 2.

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured, subject to the provisions on withdrawals in Section 11.

DEATH BENEFIT AT AND AFTER AGE 100

If this policy is in full force, on the policy anniversary nearest the Insured's 100th birthday, Death Benefit Options A and B described above) will cease to
apply.   We will automatically set the Sum Insured equal to zero, and discontinue deduction of the Maintenance Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders which are part of the policy, if applicable, from the Account Value. As a result of such changes, the death benefit of the policy will thereafter be equal to the Account Value, and the applicable Corridor Factor and Death Benefit Factor will be 1.00. In no event will premium payments be accepted after the policy anniversary nearest the Insured's 100th birthday.

CHANGE OF DEATH BENEFIT OPTION

You may change from Option B to Option A on any policy anniversary. At the time of a change from Option B to Option A, the Death Benefit under the new Option will be the same as it was under the old Option. A change from Option B will therefore increase the Additional Sum Insured by the Account Value at the time the new Option takes effect. If you change a death benefit option, the Guaranteed Death Benefit Premium described in Section 6 may increase.

REDUCTION OF TOTAL SUM INSURED

You may request a reduction in the Total Sum Insured at any time. A charge will be deducted from the policy account value if a reduction in Additional Sum Insured is processed during the first 20 policy years that is not due to a partial withdrawal or surrender of the policy. At no point, will this charge exceed the rate per thousand of Additional Sum Insured reduced below the initial amount of Additional Sum Insured in effect on the Date of Issue . There is no charge for a reduction in Basic Sum Insured, but the Basic Sum Insured generally can not be reduced below the minimum as shown in section 1. The guaranteed death benefit is reduced if the Basic Sum Insured is reduced.

--------------------------------------------------------------------------------
5. PAYMENTS
--------------------------------------------------------------------------------

Payments under the policy shall be made only to us at our Servicing Office.
A premium reminder notice for Planned Premiums, as shown in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the State Premium Tax Charge, the Federal DAC Tax Charge and the applicable Sales Charge. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the Valuation Period in which we receive it, unless one of the following exceptions applies:

 (i) We will process a payment received prior to the Date of Issue as if received on the Date of Issue;

(ii) We will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;

(iii) If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt;

(iv) If our receipt of any premium payment (or portion thereof) would cause a problem for the policy to qualify as a "life insurance contract" under the Federal income tax laws, we will not process such payment or portion. However, in the case of certain other tax problems, we will process the payment or portion on the first Valuation Date after we have received written instructions satisfactory to us from you to process such payment or portion notwithstanding the existence of the tax problem.

Premiums are payable in advance and a premium receipt will be furnished upon request. Except as provided above, all payments will be processed as of the date of receipt.

Subject to our maximum limits, you may pay Premiums in excess of the Planned Premium while the policy is in full force. We may require evidence of insurability for any such excess premium.

THE FOLLOWING APPLIES IF THE TAX TEST ELECTED FOR FEDERAL INCOME TAX PURPOSES IS "GUIDELINE PREMIUM TEST", AS SHOWN IN SECTION 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

THE FOLLOWING APPLIES IF THE TAX TEST ELECTED FOR FEDERAL INCOME TAX PURPOSES IS "CASH VALUE ACCUMULATION TEST", AS SHOWN IN SECTION 1.

We reserve the right to modify the Death Benefit Factors shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.


7                                                                    M0700V

--------------------------------------------------------------------------------
6. GUARANTEED DEATH BENEFIT FEATURE
--------------------------------------------------------------------------------

The Guaranteed Death Benefit feature is a guarantee that the Basic Sum Insured portion of your policy will not terminate, regardless of Account Value if the "Cumulative Premium Balance" equals or exceeds the applicable "Guaranteed Death Benefit Premium Target" on the applicable Grace Period Testing Date. If there
                        --------------------------------------------
are monthly charges that remain unpaid because of this feature, we will deduct such charges when there is sufficient Account Value to pay them.

Your policy contains a Guaranteed Death Benefit feature only if the Premiums shown in Section 1 include amounts for an "Age 65 or 10 Years Guaranteed Death Benefit Premium" and an "Age 100 Guaranteed Death Benefit Premium." These amounts are used to determine the "Guaranteed Death Benefit Premium Target" as explained below.

THE FUNDING REQUIREMENT

At the beginning of each Grace Period Testing Date, we will determine whether the Cumulative Premium Balance (as defined below) equals or exceeds a Guaranteed Death Benefit Premium Target (as defined below). If it does, the Guaranteed Death Benefit feature will be in effect on that Grace Period Testing Date until
                                                                          -----
the next Grace Period Testing Date.  The Guaranteed Death Benefit feature will
-----------------------------------
no longer be in effect, however, after any increase in the Basic Sum Insured.

The "Cumulative Premium Balance" is equal to the sum of all Premiums paid prior to a Grace Period Testing Date, less the sum of all withdrawals made prior to that date and less the policy indebtedness as of that date.

The "Guaranteed Death Benefit Premium Target" is equal to the applicable Guaranteed Death Benefit Premium times the number of elapsed policy months from the Date of Issue to a Grace Period Testing Date. There are two types of Guaranteed Death Benefit ("GDB") Premium:

(S) The Age 65 or 10 Years GDB Premium is used to determine the Guaranteed Death Benefit Premium Target on each Grace Period Testing Date from the Date of Issue until the later of the policy anniversary nearest the Insured's 65th birthday or the tenth policy anniversary.

(S) After that, the Age 100 GDB Premium is used on each Grace Period Testing Date to determine the Guaranteed Death Benefit Premium Target until the policy anniversary nearest the Insured's 100th birthday. We will multiply the Age 100 GDB Premium by the number of elapsed policy months from the Date of Issue.

The amounts shown in Section 1 for GDB Premium may change in the event of any decrease in Sum Insured or any change in the death benefit option. If so, we will use the new GDB Premium from the date of such decrease or change to determine the Guaranteed Death Benefit Premium Target.

--------------------------------------------------------------------------------
7.  GRACE PERIOD
--------------------------------------------------------------------------------

On each Grace Period Testing Date, we will determine if the total of all unpaid
Section 9 charges as of such date are greater than the Account Value minus indebtedness as of such date. If that is the case:

     If the Guaranteed Death Benefit feature is in effect, the Basic Sum Insured will remain in effect, but any Additional Sum Insured and any rider benefits (unless otherwise stated therein) will be in default as of that Grace Period Testing Date (referred to below as an "ASI Default"); and

     If the Guaranteed Death Benefit feature is not in effect, the Basic Sum Insured, any Additional Sum Insured and any rider benefits will be in default as of that Grace Period Testing Date (referred to below as an "Policy Default")

The minimum amount you must pay to cure either type of default is "the Default Payment". The Default Payment will be equal to a payment which, after deduction of all Section 5 charges, equals: (i) any and all Section 9 charges unpaid prior to the date of default plus (ii) the total of all Section 9 charges for the date of default and the next two Processing Dates, where the charges for each of the next two Processing Dates are assumed to be equal to such charges on the date of default.

An amount equal at least to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to any assignee of record at least 31 days before the end of this grace period specifying whether there is an ASI Default or a Policy Default and the Default Payment which you must make to cure the default.

If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Servicing Office. When payment is received, any Section 9 charges which are past due and unpaid will be deducted from the Account Value.

If there is an ASI Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then any Additional Sum Insured, and any riders (unless otherwise stated therein), will cease to be in effect and will be removed from the policy. If there is a Policy Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then the policy will lapse and will no longer be in full force. Upon a lapse of the policy the remaining Surrender Value, if any, will be paid to the Owner.

If the Insured dies during a Policy Default or during an ASI Default, then we will deduct the applicable Default Payment from the proceeds.

The policy may also lapse due to excess indebtedness as described in Section 10.

No Rider provisions will be in effect after the policy ceases to be in full force.

--------------------------------------------------------------------------------
8. ACCOUNT VALUE
--------------------------------------------------------------------------------

The Account Value as of the end of any Valuation Period is derived as follows:

   (a) We will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with
       Section 13. ( Call our Servicing Office to determine when the "close of business" currently occurs.)

   (b) We will then determine the share of this policy in each Subaccount and the total value of such shares.

   (c) We will then add any amount of Loan Assets, as defined in Section 10.

   (d) We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

   (e) If applicable, we will then compute and deduct all Section 9 charges in the manner specified in Section 9.

--------------------------------------------------------------------------------
9. CHARGES
--------------------------------------------------------------------------------

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (f) from the Account Value, where:

   (a) Asset-Based Risk Charge

   (b) is the Issue Charge, if any; and

   (c) is the Maintenance Charge

   (d) is the sum of the charges for Riders which are part of the policy, if any, provided such charges are deducted from the Account Value;

   (e) is the sum of all charges for ratings, if applicable;

   (f) is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate on that date divided by 1,000, multiplied by the Net Amount at Risk on that date.

Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.


9                                                                    M0900V

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:
   (a) is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

   (b) (i) is the Sum Insured divided by 1.0032737 for death benefit Option A; or (ii) is the Sum Insured divided by 1.0032737, plus the Account Value for death benefit Option B; and

   (c) is the amount defined in (a) multiplied by the applicable Corridor or Death Benefit Factor described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. They will be reviewed at least once every 5 Policy Years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

--------------------------------------------------------------------------------
10. LOANS
--------------------------------------------------------------------------------

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made after the first policy year if a Loan Value is available. Each loan must be for at least $300. We may defer loans as provided by law or as provided in Section 20.

The Loan Value while the policy is in full force will be an amount equal to (i) the Surrender Value, less (ii) 12 times the monthly charges then being deducted from the Account Value, less (iii) and amount determined as follows:

   .  Deduct (ii) above from (i) above.

   . Multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on Loan Assets.

Values will be determined, subject to the "Deferral of Determinations and Payments" provision, at the end of the Valuation Period in which the date of receipt of the loan application at our Servicing Office occurs.

The interest charged on any loan will be at an effective annual rate of 4.75% for years 1-10, 4.5% for years 11-20 and 4.25% thereafter. Loan interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date. Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Insured's death, and while the policy is in full force.

When excess indebtedness occurs, the policy will terminate on the 31st day after the Notice Date occurs if such excess has not been repaid by that date. "Excess indebtedness" is the amount, if any, by which indebtedness exceeds an amount equal to the Account Value. "Notice Date" is the date on which notice of Excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

Loan Assets are equal to the total of all loans advanced plus interest credited on each loan amount measured from the date of the loan. When a loan is made, the amount of the loan will be transferred to Loan Assets. The interest rate credited to Loan Assets is fixed. The interest credited to Loan Assets will be added daily and will bear interest from that date at the same rate.

The effective annual rate of interest credited to Loan Assets is 4%. The amount transferred to Loan Assets will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

--------------------------------------------------------------------------------
11. SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

We will determine the Surrender Value of the policy if the Insured is then alive, subject to Section 20, and if the policy is in full force. The policy will terminate as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Servicing Office (i) written notice requesting full surrender of the policy, and (ii) the surrendered policy.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness less the Contingent Deferred Sales Charge.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. Unless we approve otherwise, the amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made (unless our then current rules allow you to designate a different allocation of your withdrawal and you in fact do so). For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20. Generally, each withdrawal must be at least $1,000. No withdrawal can be made unless the resulting Total Sum Insured is at least equal to the Minimum Total Sum Insured shown in Section 1 and the Surrender Value is equal to or greater than three times the Section 9 charges at the time of withdrawal.

All amounts withdrawn will be subtracted from the Cumulative Premium Balance as described in Section 6 and will also be subtracted from your Account Value. Further, your death benefit will be affected as provided below.

With respect to determining the death benefit under Death Benefit Option A (Level Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value until the Account Value multiplied by the appropriate Corridor Factor or Death Benefit Factor becomes equal to the Total Sum Insured. After that point is reached, both the Total Sum Insured and the Account Value will each be reduced by an amount equal to any remaining withdrawal amounts. Your Death Benefit will continue to be determined in accordance with Section 4.

With respect to determining the death benefit under Death Benefit Option B (Variable Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value. Withdrawals will not affect the Total Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 4.

--------------------------------------------------------------------------------
12. BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Mortality Tables with percentage ratings, if applicable, and based on the underwriting class of the Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while the policy is in full force is computed as described in
Section 8. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered. The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this
Section 12.

--------------------------------------------------------------------------------
13. SEPARATE ACCOUNT AND FIXED ACCOUNT
--------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Funds of a Series Fund. The Portfolios will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees associated with the corresponding Funds.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the reserves and other liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the investment policy change provisions in Section 15.

11                                                                   M1100V

Examples of the changes we may make include the following:

   (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

   (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

   (c) To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

   (d) To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

   (e) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

--------------------------------------------------------------------------------
14. ALLOCATION TO SUBACCOUNTS
--------------------------------------------------------------------------------

Any Net Premium processed prior to the 20th day after the Date of Issue will be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premium in
accordance with the Subaccount Investment Option then in effect.   We will
allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Option then in effect. You may elect to change the Subaccount Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. We reserve the right to impose limits on the number and frequency of such changes. the minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. Unless we agree otherwise, we will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

ACCOUNT TRANSFER RESTRICTIONS

General Restrictions
--------------------

Subject to the limitations below, you may elect to transfer amounts among the Subaccounts at any time while the policy is in full force. We reserve the right to (i) impose limits on the number of such transfers in any Policy Year to any number greater than 12, (ii) impose limits on the frequency of such transfers, and (iii) impose a charge for each transfer that exceeds 12 in any Policy Year. Such charge will not exceed $25 per transfer. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Subaccounts in which assets may be held will be subject to our rules in effect at the time of transfer.

Restrictions on Transfers to Subaccounts
----------------------------------------

Without our prior approval, the maximum amount which may be transferred to a Subaccount in any Policy Year is $1,000,000.

Restrictions on Transfers to and from the Fixed Account
-------------------------------------------------------

At any time during the first two Policy Years, you may elect to transfer all assets held in the Variable Accounts to the Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. We reserve the right to impose restrictions on transfers to the Fixed Account after the first two Policy Years. Transfers from the Fixed Account will be permitted only once in each Policy Year. The maximum transfer amount in each Policy Year is 20% of the value of the Fixed Account as of the effective date of the transfer, or $500, if greater. We may defer the transfer for up to 6 months after the date your election would have been effective.

--------------------------------------------------------------------------------
15. INVESTMENT POLICY CHANGE
--------------------------------------------------------------------------------

The investment policy of the Variable Accounts shall not be materially changed unless a statement of the change is filed with, and not disapproved by, the Insurance Commissioner of Massachusetts. In the event of such a change in investment policy, and while this policy is in full force you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made), which will be effective as of the end of the Valuation Period in which we receive the notice. If required, any statement of material change filed with the Insurance Commissioner of Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.

--------------------------------------------------------------------------------
16. REPORTS TO OWNER
--------------------------------------------------------------------------------

While the policy is in full force, we will send you a statement at least annually, setting forth the following information:

(a) The Death Benefit, in connection with the Death Benefit Option elected, Guaranteed Death Benefit, and Account Value as of the date of the report;

(b) Payments received and charges made since the last report;

(c) Withdrawals since the last report; and

(d)  Loan information.

We will furnish other reports if required by law or regulation.

--------------------------------------------------------------------------------
17. REINSTATEMENT
--------------------------------------------------------------------------------

If there is a Policy Default or ASI Default under Section 7, the policy or the Additional Sum Insured (as the case may be) may be reinstated within 3 years after the beginning of the grace period.

The date of reinstatement of the policy or the Additional Sum Insured is the date as of which all 4 requirements below have been satisfied:

   (l) We have received a written application for reinstatement.

   (2) We have received evidence of insurability satisfactory to us.

   (3) We have received a payment which, after deduction of all Section 5 charges (i.e., State Premium Tax Charge, Federal DAC Tax Charge, and applicable Sales Charges) is at least equal to the sum of (i) all unpaid charges described in Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, compounded annually, plus (ii) the total of all
       Section 9 charges for the three Processing Dates next following the date of reinstatement, where the Section 9 charges for the three Processing Dates next following the date of reinstatement are assumed to be equal to such charges on the date of default.

   (4) We have verified receipt of items (2) and (3) above and have approved the application for reinstatement.

On the date of reinstatement of the policy (i) the death benefit of the policy will be the same as if no lapse had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement of the policy will be the amount specified in (3) above (i) less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed, (ii) less interest on each such charge at an effective annual rate of 6%, compounded annually, from the date such charge would have been due up to and including the date of reinstatement.

--------------------------------------------------------------------------------
18. OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.
You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we acknowledge receipt on the notice. If such acknowledgment occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.


13                                                                   M1300V

--------------------------------------------------------------------------------
19. INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

We will pay interest on proceeds paid in one sum in the event of the Insured's death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 27, Settlement Provisions, or such greater rate as is required by law.

--------------------------------------------------------------------------------
20. DEFERRAL OF DETERMINATIONS AND PAYMENTS
--------------------------------------------------------------------------------

We reserve the right to defer payment of the Surrender Value from the Fixed Account for a period of six months.

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission ("the SEC") has determined that a state of emergency exists which may make payment impractical, or the SEC by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

   (1) To defer determination of the Account Value, and if such determination has been deferred, to defer:

       (a) determination of the values for a loan as of the end of the day we receive the loan application at our Servicing Office, and payment of the loan; and

       (b) payment or application of any Death Benefit in excess of the Guaranteed Death Benefit.

   (2) To defer determination, application, processing or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.
Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

--------------------------------------------------------------------------------
21. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law and as stated in Section 13. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
22. ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
23. INCONTESTABILITY
--------------------------------------------------------------------------------

This policy, except any provision for a disability benefit, shall be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue, except for nonpayment of premium or fraud. However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of the Insured for 2 years from the effective date of such increase. Further, any reinstatement will be contestable as to material misrepresentations in the reinstatement application for 2 years from the effective date of such reinstatement.

--------------------------------------------------------------------------------
24. MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of the Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under Section 9.

--------------------------------------------------------------------------------
25. SUICIDE EXCLUSION
--------------------------------------------------------------------------------

If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If the Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

--------------------------------------------------------------------------------
26. THE CONTRACT
--------------------------------------------------------------------------------

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written requests or applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional requests may become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application. Policy Years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.
An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.


15                                                                   M1500V

--------------------------------------------------------------------------------
27. SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

OPTIONAL METHODS OF SETTLEMENT

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

OPTION 1--Interest Income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

OPTION 2A--Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

OPTION 2B-- Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

OPTION 3-- Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

OPTION 4-- Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

OPTION 5-- Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

TABLE FOR SETTLEMENT OPTIONS 2B, 3, 4, AND 5
(MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS APPLIED)

       OPTION 2B
     Income for a
     Fixed Period              Age of Payee at                  OPTION 3                 OPTION 4       OPTION 5
-----------------------        Birthday Nearest    Life Income with Guaranteed Period   Life Income    Life Income
Period of                       Date of First    ------------------------------------     without       with Cash
 Years        Payment              Payment             10 Years          20 Years         Refund         Refund
---------     --------     ----------------------------------------------------------------------------------------
     1          84.46                 40                 3.53              3.50            3.54           3.46
     2          42.86                 41                 3.57              3.54            3.58           3.50
     3          28.99                 42                 3.62              3.58            3.63           3.54
     4          22.06                 43                 3.66              3.62            3.68           3.58
     5          17.91                 44                 3.77              3.66            3.73           3.62
     6          15.14                 45                 3.76              3.71            3.78           3.66
     7          13.16                 46                 3.82              3.75            3.83           3.71
     8          11.68                 47                 3.87              3.80            3.89           3.75
     9          10.53                 48                 3.93              3.85            3.95           3.80
    10           9.61                 49                 3.99              3.90            4.02           3.85
    11           8.86                 50                 4.05              3.95            4.08           3.91
    12           8.24                 51                 4.12              4.01            4.15           3.96
    13           7.71                 52                 4.19              4.06            4.22           4.02
    14           7.26                 53                 4.26              4.12            4.30           4.08
    15           6.87                 54                 4.34              4.18            4.38           4.15
    16           6.53                 55                 4.42              4.24            4.47           4.21
    17           6.23                 56                 4.50              4.31            4.56           4.28
    18           5.96                 57                 4.59              4.37            4.66           4.36
    19           5.73                 58                 4.69              4.44            4.76           4.44
    20           5.51                 59                 4.79              4.50            4.87           4.52
    21           5.32                 60                 4.89              4.57            4.99           4.60
    22           5.15                 61                 5.00              4.64            5.11           4.69
    23           4.99                 62                 5.12              4.71            5.25           4.78
    24           4.84                 63                 5.24              4.77            5.39           4.88
    25           4.71                 64                 5.37              4.84            5.54           4.99
    26           4.59                 65                 5.50              4.91            5.70           5.09
    27           4.47                 66                 5.64              4.97            5.87           5.21
    28           4.37                 67                 5.79              5.03            6.06           5.33
    29           4.27                 68                 5.94              5.09            6.26           5.46
    30           4.18                 69                 6.10              5.14            6.47           5.59

-----------------------
 Annual, Semi-annual,                 70                 6.27              5.19            6.69           5.73
 or quarterly payments                71                 6.44              5.24            6.94           5.88
 under Option 2B are                  72                 6.61              5.28            7.20           6.04
 11.839, 5.963, and                   73                 6.79              5.32            7.48           6.20
 2.993 respectively                   74                 6.98              5.36            7.79           6.38
 times the monthly
 payments.                            75                 7.16              5.38            8.11           6.56
-----------------------               76                 7.35              5.41            8.47           6.75
                                      77                 7.54              5.43            8.84           6.96
                                      78                 7.72              5.45            9.25           7.17
                                      79                 7.91              5.46            9.69           7.39
                                      80                 8.08              5.48           10.17           7.64
                                      81                 8.25              5.49           10.68           7.88
                                      82                 8.41              5.49           11.23           8.13
                                      83                 8.56              5.50           11.82           8.43
                                      84                 8.71              5.50           12.46           8.70
                                  85 & over              8.83              5.51           13.14           8.99
                           ----------------------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.
                           ----------------------------------------------------------------------------------------

17                                                                   M1700V

Communications about this policy may be sent to the Company at John Hancock Place, Boston, Massachusetts 02117.


Variable Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums and the Premium Class are shown in Section 1.